Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
11-09

Contacts:	James Haddox, CFO	Kip Rupp / krupp@drg-l.com
	Reba Reid	DRG&L
	Quanta Services, Inc.	404-880-9276
713-629-7600
QUANTA SERVICES REPORTS 2011 FIRST QUARTER RESULTS
ANNOUNCES $100 MILLION STOCK REPURCHASE PROGRAM
HOUSTON — May 4, 2011 — Quanta Services, Inc. (NYSE: PWR) today announced results for the three months ended March 31, 2011. Revenues in the first quarter of 2011 were $849.0 million compared to revenues of $748.3 million in the first quarter of 2010. For the first quarter of 2011, net loss attributable to common stock was $17.6 million or a loss of $0.08 per diluted share. Net income attributable to common stock for the first quarter of 2010 was $23.7 million or $0.11 per diluted share. Adjusted diluted earnings (loss) per share (a non-GAAP measure) resulted in a loss of $0.05 for the first quarter of 2011 compared to earnings of $0.15 for the first quarter of 2010. Adjusted diluted earnings (loss) per share is GAAP diluted earnings per share before the impact of amortization of intangible assets, non-cash interest expense and non-cash compensation expense, all net of tax. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.
“During the first quarter, our operations were negatively impacted by four major project delays caused by government permitting issues. Also, we experienced excessive project costs resulting from the unusually burdensome application of certain regulations, compounded by adverse weather conditions,” said John R. Colson, chairman and chief executive officer of Quanta Services. “We are currently negotiating change orders and claims exceeding $60 million in response to these and other circumstances. Although none of these change orders or claims were reflected in our first quarter results, we expect positive contributions to future earnings as these negotiations progress. Looking forward, we believe that several of the regulatory challenges will be overcome in the second half of the year, bringing increased activity to our electric power and telecommunications segments.”
As previously announced, Quanta completed the acquisition of Valard Construction on Oct. 25, 2010. Therefore, these reported results include Valard in the first quarter of 2011 and are compared to the pre-acquisition historical results of Quanta for the three months ended March 31, 2010.
On May 3, 2011, Quanta’s board of directors approved a stock repurchase program authorizing Quanta to purchase, from time to time, up to $100 million of its outstanding common stock. These repurchases may be made in open market transactions, in privately negotiated transactions, including block purchases, or otherwise, at management’s discretion based on market and business conditions, applicable legal requirements and other factors. This program, which will be effective on May 9, 2011, does not obligate Quanta to acquire any specific amount of common stock and will continue until otherwise modified or terminated by Quanta’s board of directors at any time at its sole discretion and without notice. The stock repurchase program will be funded with cash on hand.
“This repurchase program reflects our optimism in the long-term future of Quanta. We have generated substantial free cash flow over the last several years and have one of the strongest balance sheets in our industry,” Colson continued. “We believe this repurchase program allows us to retain the flexibility to fund our growth strategy while enhancing stockholder returns.”
RECENT HIGHLIGHTS
•	James F. O’Neil, III, to Become Chief Executive Officer — In March, Quanta announced that James F. O’Neil, III, current president and chief operating officer of Quanta, will become president and chief executive officer on May 19. John R. Colson, current chairman and chief executive officer, will assume the role of executive chairman of the board of Quanta. Colson will remain actively involved with the company, working with O’Neil and the executive team on strategic acquisitions and investments, international expansion and the long-term direction of the company.

•	Secured Contract for New Jersey Solar Facility — Lincoln Renewable Energy (LRE), a developer of U.S. solar and wind power projects, has awarded a contract to The Ryan Company (Ryan), a Quanta Services company, for the construction of the ten-megawatt New Jersey Oak Solar Facility in Cumberland County. Quanta Renewable Energy Services, another Quanta Services company, and Ryan will provide comprehensive engineering, procurement and construction services on this project. Following project completion, Ryan will operate and maintain the facility under a five-year contract with LRE. Construction is projected to begin in June with an estimated project completion date of December 2011.

OUTLOOK
The industries Quanta serves continue to operate in challenging business environments, with regulatory and permitting issues, economic conditions and constraints on spending creating uncertainty. Management cannot predict the timing or extent of the impact that this challenging environment may have on demand for Quanta’s services, particularly in the near term. The following forward-looking statements are based on current expectations, and actual results may differ materially.
Quanta expects revenues for the second quarter of 2011 to range between $925 million and $975 million and diluted earnings per share to be $0.14 to $0.16. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the second quarter of 2011 to be $0.18 to $0.20. This non-GAAP measure is calculated on the same basis as the historical adjusted diluted earnings (loss) per share presented in this release. Amortization of intangibles and non-cash stock compensation expense are forecasted to be approximately $13.2 million for the second quarter of 2011.
Quanta expects revenues for full year 2011 to range between $4.1 billion and $4.4 billion. After taking into consideration Quanta’s first quarter results, the company has modified its annual outlook and now estimates diluted earnings per share for the full year 2011 to be between $0.65 and $0.80. Quanta expects adjusted diluted earnings per share for the full year 2011 to range from $0.80 to $0.95. Amortization of intangibles and non-cash stock compensation expense are forecasted to be approximately $50 million for the full year 2011.
Quanta Services has scheduled a conference call for May 4, 2011, at 9:00 a.m. Eastern time. To participate in the call, dial (480) 629-9773 at least ten minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Web, please visit the Quanta Services website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call on the company’s website at www.quantaservices.com. A replay will also be available through May 11, 2011, and may be accessed at (303) 590-3030, using the pass code 4437101#. For more information, please contact Kip Rupp at DRG&L by calling (404) 880-9276 or email krupp@drg-l.com.
The non-GAAP measures in this press release and on the company’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.
Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, natural gas and pipeline and telecommunication industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
Forward-Looking Statements
This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, projected revenues and earnings per share and other projections of financial and operating results and capital expenditures; growth or opportunities in particular markets; the expected value of, and the scope, services, term and results of any related projects awarded under, agreements for services to be provided by Quanta; the impact of renewable energy initiatives, the economic stimulus package and other existing or potential legislative actions on future spending by customers; potential opportunities that may be indicated by bidding activity; the potential benefit from acquisitions; statements relating to the business plans or financial condition of our customers; and Quanta’s strategies and plans, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, quarterly variations in operating results, including as a result of weather, site conditions, project schedules, regulatory and environmental restrictions, bidding and spending patterns and other factors that may affect the timing or productivity on projects; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of existing or pending projects, including as a result of weather, regulatory or environmental processes or capital constraints that may impact our customers; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; the successful negotiation, execution, performance and completion of pending and existing contracts; the ability to generate internal growth; the ability to effectively compete for new projects and market share; the failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; unexpected costs or liabilities that may arise from lawsuits or indemnity claims related to the services Quanta performs; liabilities for claims that are self-insured; potential additional risk exposure resulting from any unavailability or cancellation of third party insurance coverage; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; our failure to comply with the terms of our contracts, which may result in unexcused delays, warranty claims, damages or contract terminations; the effect of natural gas and oil prices on Quanta’s operations and growth opportunities; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of our customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, potentially resulting in project delays or cancellations; budgetary or other constraints that may reduce or eliminate government funding of projects, including stimulus projects, which may result in project delays or cancellations in whole or in part; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets; the ability to successfully identify and complete acquisitions, to effectively integrate acquired businesses and their operations, and to realize potential synergies, such as cross-selling opportunities, from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of goodwill or other intangible asset impairments; growth outpacing infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks associated with the implementation of an information technology solution; the impact of a unionized workforce on operations and the ability to complete future acquisitions; liabilities associated with union plans, including underfunding of liabilities; potential liabilities relating to occupational health and safety matters; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for actions or omissions by our partners; risks associated with our dependence on suppliers, subcontractors and equipment manufacturers and their ability to perform their obligations; risks associated with Quanta’s fiber optic licensing business, including regulatory changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investment activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; potential exposure to environmental liabilities; rapid technological and structural changes that could reduce the demand for services; the potential impact of incurring additional healthcare costs arising from federal healthcare reform, and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three Months Ended March 31, 2011 and 2010 (In thousands, except per share information) (Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues	$848,959	$748,283
Cost of services (including depreciation)	778,068	619,141

Gross profit	70,891	129,142
Selling, general and administrative expenses	91,541	81,004
Amortization of intangible assets	6,266	5,848

Operating income (loss)	(26,916)	42,290
Interest expense	(255)	(2,864)
Interest income	286	369
Other income (expense), net	(65)	371

Income (loss) before income taxes	(26,950)	40,166
Provision (benefit) for income taxes	(10,645)	16,066

Net income (loss)	(16,305)	24,100
Less: Net income attributable to noncontrolling interests	1,289	356

Net income (loss) attributable to common stock	$(17,594)	$23,744

Earnings (loss) per share attributable to common stock:
Basic earnings (loss) per share	$(0.08)	$0.11

Diluted earnings (loss) per share	$(0.08)	$0.11

Weighted average shares used in computing earnings (loss) per share:
Basic	214,167	208,673

Diluted	214,167	210,342

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$503,019	$539,221
Accounts receivable, net	767,126	766,387
Costs and estimated earnings in excess of billings on uncompleted contracts	110,939	135,475
Inventories	53,091	51,754
Prepaid expenses and other current assets	128,149	103,527

Total current assets	1,562,324	1,596,364
PROPERTY AND EQUIPMENT, net	910,530	900,768
OTHER ASSETS, net	98,229	88,858
OTHER INTANGIBLE ASSETS, net	189,086	194,067
GOODWILL	1,564,393	1,561,155

Total assets	$4,324,562	$4,341,212

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and notes payable	$1,156	$1,327
Accounts payable and accrued expenses	394,849	415,947
Billings in excess of costs and estimated earnings on uncompleted contracts	86,706	83,121

Total current liabilities	482,711	500,395
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	482,073	473,898

Total liabilities	964,784	974,293

TOTAL STOCKHOLDERS’ EQUITY	3,357,125	3,365,555
NONCONTROLLING INTERESTS	2,653	1,364

TOTAL EQUITY	3,359,778	3,366,919

Total liabilities and equity	$4,324,562	$4,341,212

Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three Months Ended March 31, 2011 and 2010 (In thousands, except percentages) (Unaudited)
Segment Results
We report our results under four reporting segments: (1) Electric Power Infrastructure Services, (2) Natural Gas and Pipeline Infrastructure Services, (3) Telecommunications Infrastructure Services and (4) Fiber Optic Licensing.

	Three Months Ended March 31,
	2011		2010
Revenues:
Electric Power	$566,461	66.7%	$456,821	61.0%
Natural Gas and Pipeline	176,823	20.8	188,934	25.3
Telecommunications	79,393	9.4	78,226	10.5
Fiber Optic Licensing	26,282	3.1	24,302	3.2

Consolidated revenues	$848,959	100.0%	$748,283	100.0%

Operating income (loss):
Electric Power	$31,318	5.5%	$39,817	8.7%
Natural Gas and Pipeline	(36,993)	(20.9)	18,374	9.7
Telecommunications	(3,612)	(4.5)	(800)	(1.0)
Fiber Optic Licensing	12,035	45.8	12,119	49.9
Corporate and Non-Allocated Costs	(29,664)	N/A	(27,220)	N/A

Consolidated operating income (loss)	$(26,916)	(3.2)%	$42,290	5.7%

Backlog
Backlog represents the amount of revenue that we expect to realize from work to be performed in the future on uncompleted contracts, including new contractual arrangements on which work has not yet begun. The backlog estimates include amounts under long-term maintenance contracts or master service agreements (MSAs), in addition to construction contracts. We estimate the amount of work to be disclosed as backlog as the estimate of future work to be performed by using recurring historical trends inherent in the current MSAs, factoring in seasonal demand and projecting customer needs based upon ongoing communications with the customer. In many instances, our customers are not contractually committed to specific volumes of services under our MSAs, and many of our contracts may be terminated with notice. There can be no assurance as to our customers’ requirements or that our estimates are accurate. In addition, many of our MSAs, as well as contracts for fiber optic licensing, are subject to renewal options. For purposes of calculating backlog, we have included future renewal options only to the extent that the renewals can reasonably be expected to occur.
The following table presents our total backlog by reportable segment as of March 31, 2011 and December 31, 2010 along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date:

	Backlog as of
	March 31, 2011		December 31, 2010
	12 Month	Total	12 Month	Total

Electric Power	$1,883,151	$4,344,347	$1,798,284	$4,473,425
Natural Gas and Pipeline	668,664	1,257,073	743,970	1,026,937
Telecommunications	310,336	533,518	228,549	415,460
Fiber Optic Licensing	95,228	425,774	98,792	402,299

Total	$2,957,379	$6,560,712	$2,869,595	$6,318,121

Quanta Services, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures For the Three Months Ended March 31, 2011 and 2010 (In thousands, except per share information) (Unaudited)
The non-GAAP measure of adjusted diluted earnings (loss) per share is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. More particularly, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period-to-period; (ii) non-cash interest expense varies from period-to-period depending on the amount of the convertible subordinated notes outstanding during the period; and (iii) non-cash compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, estimated forfeiture rates and amounts granted during the period.

	Three Months Ended
	March 31,
	2011	2010
Adjusted diluted earnings (loss) per share:
Net income (loss) attributable to common stock (GAAP as reported)	$(17,594)	$23,744
Adjustments:
Non-cash stock-based compensation, net of tax	3,380	3,661
Non-cash interest expense, net of tax	—	739
Amortization of intangible assets, net of tax	4,121	3,567

Adjusted net income (loss) attributable to common stock after certain non-cash adjustments	(10,093)	31,711
Effect of convertible subordinated notes under the “if- converted” method — interest expense addback, net of tax	—	949

Adjusted net income (loss) attributable to common stock for adjusted diluted earnings (loss) per share	$(10,093)	$32,660

Calculation of weighted average shares for adjusted diluted earnings (loss) per share:
Weighted average shares outstanding for basic earnings (loss) per share	214,167	208,673
Effect of dilutive stock options	— (a)	137
Effect of shares held in escrow	— (a)	1,532
Effect of convertible subordinated notes under the “if converted” method — weighted convertible shares issuable	—	6,414

Weighted average shares outstanding for adjusted diluted earnings (loss) per share	214,167	216,756

Adjusted diluted earnings (loss) per share	$(0.05)	$0.15

(a)	Potential common shares are excluded from the diluted loss per share computation in the quarter ended March 31, 2011 as their inclusion would be antidilutive.